Exhibit 10.105
SEVERANCE AGREEMENT AND GENERAL RELEASE
     1. Purpose of Agreement. The purpose of this Severance Agreement and General Release (“Agreement”) is to confirm the terms of separation of Roger Hawley (“Mr. Hawley”) from his employment with InterMune, Inc. (“InterMune”) (collectively the “Parties”).
     2. Separation Date. Mr. Hawley’s separation date is January 6, 2006. Mr. Hawley acknowledges that he has been paid all wages, except for his 2005 annual cash bonus, and accrued, unused vacation through the Separation Date. The 2005 annual cash bonus will be paid upon the approval of bonuses for the entire Executive Committee by the Compensation Committee of the InterMune Board of Directors and at the same time that bonuses are paid to the remaining members of the Executive Committee. The corporate component of the bonus will be in the amount approved by the Compensation Committee and the individual component shall be determined in the discretion of the Chief Executive Officer of InterMune, but in no event shall the total bonus be less than $100,000.00, less required withholding.
     3. Preserving Confidentiality Of InterMune Proprietary Information. Mr. Hawley acknowledges and agrees that he has a continuing obligation after the Separation Date to preserve the confidentiality of all InterMune proprietary information and he shall continue to comply with the terms and conditions of the Employee Proprietary Information and Inventions Agreement between him and InterMune. Mr. Hawley further acknowledges that he has returned to InterMune all InterMune property and confidential and proprietary information in his possession.
     4. Consideration. In exchange for a general release of claims as provided in this Agreement, InterMune agrees to provide Mr. Hawley with the following consideration.
          a. InterMune will provide Mr. Hawley a severance payment equivalent to 18 months’ base salary, totaling $518,250.00, less required withholding. This payment shall be made in a lump sum on the Effective Date (as defined in Paragraph 13 of this Agreement).
          b. InterMune will pay the cost of Mr. Hawley’s COBRA premiums for 18 months after the Separation Date or until he obtains comparable health insurance coverage through a new employer, whichever is shorter.
          c. InterMune shall permit the acceleration of all stock options awarded to Mr. Hawley as of the date of this Agreement that otherwise would have vested within the eighteen (18) months immediately following the Separation Date. Mr. Hawley shall have until December 31, 2006 to exercise all vested options.
          d. InterMune will provide Mr. Hawley an incentive payment of $400,000.00, less required withholding, in recognition of the Tango transaction. This payment shall be made on January 6, 2006.

     Mr. Hawley agrees that the payments and benefits set forth above are not otherwise due to him and constitute consideration for the releases provided in this Agreement. The consideration paid under this Paragraph is subject to the terms and conditions of the InterMune Severance Plan, except as otherwise provided in this Agreement.
     5. General Release of All Claims. In exchange for the consideration provided in Paragraph 4, Mr. Hawley and his representatives, heirs and assigns completely release and forever discharge InterMune, its predecessors and successors, its parent, subsidiary and affiliated companies, and their respective officers, agents, directors, and employees, attorneys and insurers from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which he may now have, or has ever had, against them, arising from or in any way connected with the employment relationship between the Parties, and the termination of his employment, including but not limited to all wrongful discharge claims, all claims related to any contracts of employment, express or implied; all claims arising from the covenant of good faith and fair dealing, express or implied; all tort claims of any nature; all claims arising under any federal, state, or municipal statute or ordinance; all claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Age Discrimination In Employment Act, the Americans with Disabilities Act, Family and Medical Leave Act, the California Family Rights Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Labor Code, the federal and California Worker Adjustment and Retraining Notification Act, and any other laws and regulations relating to employment discrimination; and any and all claims for compensation, bonuses, severance pay, attorneys’ fees and costs. This general release of claims applies to all claims arising as of the Effective Date of this Agreement, with the following exceptions. This general release includes claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. This general release does not include claims for unemployment benefits or for benefits under COBRA.
     6. Waiver of Unknown Claims. Mr. Hawley expressly waives the provisions of California Civil Code Section 1542 which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Mr. Hawley understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Having been so apprised, he voluntarily elects to waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown.
     7. Compliance With Older Workers Benefit Protection Act. Mr. Hawley acknowledges that InterMune hereby advises him (1) to consult with an attorney prior to signing this Agreement; (2) that he has forty-five (45) days in which to consider whether to sign the Agreement; (3) that if he signs the Agreement he has seven (7) days thereafter to revoke it; and

     (4) that the Agreement will not become effective, and no payments will be made, until after this seven-day revocation period elapses. Mr. Hawley further acknowledges that he has received Older Workers Benefit Protection Act disclosures.
     8. Cal-WARN Notice. Mr. Hawley acknowledges that he received notice of a mass layoff pursuant to the California Worker Adjustment and Retraining Notification Act on November 28, 2005. He further acknowledges that he has received pay in lieu of notice for the period between the Separation Date and the end of the WARN period.
     9. Dispute Resolution. InterMune and Mr. Hawley agree that any and all disputes arising out of this Agreement and any of the matters herein released shall be subject to binding arbitration in San Francisco, California before the American Arbitration Association under the applicable rules. The Parties agree and hereby waive their rights to a jury trial as to matters arising out of this Agreement and any matters herein released to the extent permitted by law. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award and is further entitled, to the extent permitted by law, to recover all costs and attorneys’ fees arising from and related to the arbitration.
     10. Severability. The provisions of this Agreement are contractual and severable. If any part of this Agreement is at any time held invalid, that part will remain in effect to the extent allowed by law and all other provisions shall remain in full force and effect.
     11. Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of California.
     12. Entire Agreement. This Agreement constitutes a single, integrated written contract expressing the entire agreement between Mr. Hawley and InterMune concerning the subject matter of this Agreement. There is no other agreement, written or oral, express or implied, between Mr. Hawley and InterMune with respect to the subject matter of this Agreement. This General Release may not be modified except in a writing signed by Mr. Hawley and the Chief Executive Officer of InterMune.
     13. Effective Date. This Agreement shall become effective on the eighth day following the date on which it is signed by Mr. Hawley, unless he revokes his approval of the Agreement within seven (7) days after signing it.

ROGER HAWLEY

Dated: January 6, 2006

INTERMUNE, INC.

Dated: January 5, 2006	By: Daniel Welch, Chief Executive Officer

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